Exhibit 99.1

Prestige Brands Holdings, Inc. Announces Retirement of Michael Fink, SVP, Marketing;

James E. Kelly Appointed to Fill Post

Irvington, NY, April 16, 2007—Michael Fink, Senior Vice President, Marketing for Prestige Brands Holdings, Inc. (NYSE:PBH), will retire from the Company effective June 30, 2007. The announcement was made today by Mark Pettie, Chairman and CEO. Mr. Pettie also announced the appointment of James E. Kelly as Senior Vice President, Marketing.

“Mike Fink has made innumerable contributions during his tenure. As one of the founding executives of the Company, over the past five years he has been instrumental in leading it from its infancy to its current stature,” Mr. Pettie said. “He leaves behind an impressive track record of business growth and an accomplished marketing team.”

With Mr. Fink’s retirement, Mr. Pettie welcomes James Kelly to the organization to direct certain OTC products and personal care marketing. “In Jim, we are fortunate to have an experienced executive with an entrepreneurial spirit and a strong track record with well-respected companies in our industry, including Warner Lambert and, more recently, Combe, Inc. I am confident he and his team will lead their portfolio of brands to success this year and beyond.”

Prestige Brands Holdings, Inc. markets and distributes brand name over-the-counter, personal care and household cleaning products sold throughout the U.S., Canada and certain international markets. Key brands include Chloraseptic® sore throat treatment, Compound W® wart remover, New Skin® liquid bandage, Clear eyes® and Murine® eye care products, Little Remedies® pediatric over-the-counter healthcare products, Cutex® nail polish remover, Comet® and Spic and Span® household cleaners, and other well-known brands.

Contact: Dean Siegal
914-524-6819